EXHIBIT 10.1

                            HYBRID FUEL SYSTEMS, INC.

                          2005 STOCK INCENTIVE PLAN "B"

                                   ARTICLE I.

                        PURPOSE AND ADOPTION OF THE PLAN

1.1. PURPOSE. The purpose of the Hybrid Fuel Systems, Inc. 2005 Stock Incentive Plan "B" (hereinafter referred to as the "Plan") is to assist in attracting, retaining and compensating highly competent consultants and to act as an incentive in motivating selected consultants of Hybrid Fuel Systems, Inc. to achieve long-term corporate objectives, as well as to reduce debts of the Company through the issuance of Common Stock rather than the payment of cash.

1.2. ADOPTION AND TERM. The Plan has been approved by the Board of Directors (hereinafter referred to as the "Board") of Hybrid Fuel Systems, Inc. (hereinafter referred to as the "Company"), effective as of November 9, 2005. The Plan shall remain in effect until terminated by action of the Board.

                                   ARTICLE II.

                                     SHARES

2.1. NUMBER OF SHARES ISSUABLE. The total number of shares initially authorized to be issued under the Plan shall be 300,000 shares of common stock of the Company, par value $0.001 per share ("Common Stock").

                                  ARTICLE III.

                                  PARTICIPATION

3.1. ELIGIBLE PARTICIPANTS. Participants in the Plan shall be such key consultants of the Company as the Board, in its sole discretion, may designate from time to time. The Board's issuance of Common Stock to a participant in any year shall not require the Board to designate such person to receive Common
Stock in any other year. The Board shall consider such factors as it deems pertinent in selecting participants and in determining the amount of Common Stock to be issued.